                                                                   Exhibit 11.1


                           TELCOM SEMICONDUCTOR, INC.

             STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (In thousands, except per share data)

                                                                             Three months ended
                                                                         ---------------------------
                                                                          Mar. 31,        Mar. 31,
                                                                            1997            1996
                                                                         -----------    -----------
Weighted average number of common shares outstanding                         16,023          15,502
Dilutive effect of stock options (1)                                              0           1,147
Dilutive effect of warrants (1)                                                   0             233
                                                                         -----------    -----------

Number of shares used to compute per share data                              16,023          16,882
                                                                        ===========     ===========


Net income (loss)                                                       $   (7,270)     $       371
                                                                        ===========     ===========

Net income (loss) per share                                             $    (0.45)     $      0.02
                                                                        ===========     ===========


(1) Computed using the treasury stock method. There is no dilutive effect of options and warrants for the three months ended March 31, 1997 because the Company incurred a net loss.